Exhibit 99.1

PennyMac Mortgage Investment Trust

Reports Second Quarter 2025 Results

WESTLAKE VILLAGE, Calif. – July 22, 2025 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported a net loss attributable to common shareholders of $2.9 million, or $(0.04) per common share for the second quarter of 2025, on net investment income of $70.2 million. PMT previously announced a cash dividend for the second quarter of 2025 of $0.40 per common share of beneficial interest, which was declared on June 25, 2025, and will be paid on July 25, 2025, to common shareholders of record as of July 11, 2025.

Second Quarter 2025 Highlights

Financial results:

•	Net loss attributable to common shareholders of $2.9 million; annualized return on average common shareholders’ equity of (1)%[1]

•

Solid levels of income excluding market driven value changes offset by fair value declines and a non-recurring tax expense of $14.0 million primarily from the repricing of deferred tax balances due to state apportionment changes driven by recent legislation

•	Book value per common share decreased to $15.00 at June 30, 2025, from $15.43 at March 31, 2025

Other investment highlights:

•	Investment activity driven by correspondent production volumes

•

Correspondent loan production volumes for PMT’s account totaled $3.1 billion in unpaid principal balance (UPB), up 11 percent from the prior quarter; PMT also acquired $1.0 billion in UPB of loans acquired or originated by PennyMac Financial Services, Inc. (NYSE: PFSI)

—	Resulted in the creation of $44 million in new mortgage servicing rights (MSRs)

[1]	Return on average common equity is calculated based on net income attributable to common shareholders as a percentage of monthly average common equity during the quarter

—	Closed three Agency-eligible investor loan securitizations and one Jumbo loan securitization with a combined UPB of $1.4 billion

•	Generated $87 million of net new investments in non-Agency subordinate bonds[2]

•	Generated $66 million of net new investments in non-Agency senior bonds[2]

Other highlights:

•	Issued $105 million of senior unsecured notes due to mature in 2030

Notable activity after quarter end

•	Closed an additional Agency-eligible investor loan securitization with a UPB of $386 million

•	Generated $26 million of net new investments in non-Agency subordinate bonds[2]

•	Generated $17 million of net new investments in non-Agency senior bonds[2]

“PMT produced solid levels of income excluding market-driven value changes in the second quarter,” said Chairman and CEO David Spector. “This positive core performance was offset by net fair value declines due to interest rate volatility as well as a non-recurring tax adjustment. During the quarter, we opportunistically issued $105 million in unsecured senior notes, demonstrating our strong access to the capital markets, while strengthening our balance sheet and extending our debt maturity profile. Additionally, we firmly established PMT as a leading issuer of private label securitizations, successfully executing four private label securitizations totaling $1.4 billion in UPB, with retained investments of more than $150 million at attractive returns. This recent securitization activity exemplifies our increased emphasis on diversifying and organically growing our credit-sensitive investments as well as our ability to adapt to the evolving mortgage landscape.”

Mr. Spector continued, “Our synergistic relationship with our manager and services provider, PFSI, provides unique access to best in class technology, operational processes and a consistent, high-quality pipeline of loans. These strategic advantages collectively distinguish us from other mortgage REITs and enhance our ability to manage through market uncertainty. As a result, I remain confident in the ability of our seasoned and experienced management team to navigate successfully through this rapidly changing environment.”

[2]

We consolidate the assets and liabilities of the trust that issued the subordinate and senior bonds; accordingly, these investments are shown as Loans at fair value and Asset-backed financing of variable interest entities at fair value on our consolidated balance sheets

The following table presents the contributions of PMT’s segments to pretax income:

Quarter ended June 30, 2025	Credit sensitive strategies	Interest rate sensitive strategies	Correspondent production	Reportable segment total	Corporate	Total
	(in thousands)
Net investment income:
Net gains on investments and financings
Mortgage-backed securities	$506	$14,058	$—	$14,564	$—	$14,564
Loans held for investment	(958)	(176)	—	(1,134)	—	(1,134)
CRT investments	20,250	—	—	20,250	—	20,250

	19,798	13,882	—	33,680	—	33,680
Net gains on loans acquired for sale	—	—	17,806	17,806	—	17,806
Net loan servicing fees	—	23,947	—	23,947	—	23,947
Net interest expense:
Interest income	20,971	137,493	35,886	194,350	2,131	196,481
Interest expense	18,824	154,614	30,273	203,711	1,438	205,149

	2,147	(17,121)	5,613	(9,361)	693	(8,668)
Other	—	—	3,436	3,436	—	3,436

	21,945	20,708	26,855	69,508	693	70,201

Expenses:
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	2	21,643	—	21,645	—	21,645
Management fees	—	—	—	—	6,869	6,869
Loan fulfillment fees	—	—	5,814	5,814	—	5,814
Professional Services	—	—	6,381	6,381	1,981	8,362
Compensation	—	—	—	—	2,836	2,836
Loan collection and liquidation	20	2,365	—	2,385	—	2,385
Safekeeping	—	1,144	84	1,228	—	1,228
Mortgage loan origination Fees	—	—	666	666	—	666
Other	89	444	189	722	2,668	3,390

	111	25,596	13,134	38,841	14,354	53,195

Pretax income (loss)	$21,834	$(4,888)	$13,721	$30,667	$(13,661)	$17,006

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from PMT’s organically-created government sponsored enterprise (GSE) credit risk transfer (CRT) investments, opportunistic investments in other GSE CRT, and investments in non-Agency subordinate bonds from private-label securitizations of PMT’s production. Pretax income for the segment was $21.8 million on net investment income of $21.9 million, compared to pretax income of $1.1 million on net investment income of $1.2 million in the prior quarter.

Net gains on investments in the segment were $19.8 million, compared to net losses of $43 thousand in the prior quarter. These net gains include $20.3 million of gains from PMT’s organically-created GSE CRT investments, $0.5 million from gains on other GSE CRT investments, and $1.0 million of losses on investments from non-Agency subordinate bonds from PMT’s production.

Net gains on PMT’s organically-created CRT investments for the quarter were $20.3 million, compared to net losses of $1.8 million in the prior quarter. These net gains include $7.8 million in valuation-related gains, which reflected the impact of credit spread tightening in the second quarter. The prior quarter included $14.5 million of losses due to credit spread widening. Net gains on PMT’s organically-created CRT investments also included $13.6 million in realized gains and carry, compared to $14.0 million in the prior quarter. Realized losses during the quarter were $1.2 million, similar to levels realized in prior quarters.

Net interest income for the segment totaled $2.1 million, compared to $1.4 million in the prior quarter. Interest income totaled $21.0 million, up from $19.5 million in the prior quarter. Interest expense totaled $18.8 million, up from $18.1 million in the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency MBS, non-Agency senior MBS and interest rate hedges. Pretax loss for the segment was $4.9 million on net investment income of $20.7 million, compared to pretax loss of $5.5 million on net investment income of $19.7 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs are expected to increase in fair value, whereas Agency pass-through and non-Agency senior MBS are expected to decrease in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net loan servicing fees and net interest income, as well as associated expenses.

Net loan servicing fees were $23.9 million, compared to losses of $27.2 million in the prior quarter. Net loan servicing fees included contractually specified servicing fees of $153.1 million and $5.1 million in other fees, reduced by $97.8 million in realization of MSR cash flows, which was up from $88.8 million in the prior quarter due to higher realized and projected prepayment activity. Net loan servicing fees also included $22.7 million in fair value gains on MSRs, $60.6 million in hedging losses which were impacted by extreme rate volatility in April, and $1.5 million of MSR recapture income.

Net gains on investments for the segment were $13.9 million, which primarily consisted of gains on MBS. PMT’s hedging activities are intended to manage its net exposure across all interest rate sensitive strategies, which include MSRs, MBS and related tax effects.

The following schedule details net loan servicing fees:

	June 30, 2025	Quarter ended March 31, 2025	June 30, 2024
		(in thousands)
From non-affiliates:
Contractually specified	$153,111	$152,199	$162,127
Other fees	5,127	3,917	2,815
Effect of MSRs:
Change in fair value
Realization of cashflows	(97,841)	(88,759)	(96,595)
Market changes	22,713	(55,831)	46,039

	(75,128)	(144,590)	(50,556)
Hedging results	(60,637)	(39,944)	(18,365)

	(135,765)	(184,534)	(68,921)

Net servicing fees from non-affiliates	22,473	(28,418)	96,021
From PFSI—MSR recapture income	1,474	1,208	473

Net loan servicing fees	$23,947	$(27,210)	$96,494

Net interest expense for the segment was $17.1 million versus $15.4 million in the prior quarter. Interest income totaled $137.5 million, up from $119.9 million in the prior quarter primarily due to a higher amount of retained investments from Agency-eligible investor loan securitizations. Interest expense totaled $154.6 million, up from $135.3 million in the prior quarter.

Segment expenses were $25.6 million, compared to $25.2 million in the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs related to a portion of its production. PMT’s Correspondent Production segment generated pretax income of $13.7 million in the second quarter, up from $10.1 million in the prior quarter.

Through its correspondent production activities in the second quarter, PMT acquired a total of $29.8 billion in UPB of loans, up 30 percent from the prior quarter and 32 percent from the second quarter of 2024. Of total correspondent acquisitions from non-affiliates, government-insured or guaranteed acquisitions totaled $13.2 billion, up 18 percent from the prior quarter, and conventional conforming and jumbo acquisitions totaled $16.6 billion, up 41 percent from the prior quarter. $3.1 billion of conventional conforming and jumbo volume was for PMT’s account, up 11 percent from the prior quarter. Additionally, PMT acquired $1.0 billion in UPB of loans acquired or originated by PFSI for inclusion in private label securitizations, up from $637 million in the prior quarter. Interest rate lock commitments on conventional conforming and jumbo loans for PMT’s account totaled $3.5 billion, up 29 percent from the prior quarter.

Under a renewed mortgage banking services agreement with PFSI, effective July 1, 2025, correspondent production volumes are initially acquired by PFSI. However, PMT will retain the right to purchase up to 100 percent of non-government correspondent loan production. PMT is expected to acquire all jumbo correspondent production and 15 to 25 percent of total conventional conforming correspondent production in the third quarter of 2025, compared to its retention of 17 percent in the second quarter of 2025.

Segment revenues were $26.9 million and included net gains on loans acquired for sale of $17.8 million, net interest income of $5.6 million, and other income of $3.4 million, which primarily consists of volume-based origination fees. Net gains on loans acquired for sale increased $5.5 million from the prior quarter, and included gains from increased demand for private label securitization and whole loan execution for non-owner occupied and jumbo loans. Interest income was $35.9 million, up from $33.2 million in the prior quarter, and interest expense was $30.3 million, up from $27.5 million in the prior quarter.

Segment expenses were $13.1 million, up slightly from $11.1 million in the prior quarter. The weighted average fulfillment fee rate in the second quarter was 19 basis points, unchanged from the prior quarter.

Corporate

Corporate includes interest income from cash and short-term investments, management fees, and corporate expenses.

Corporate revenues were $0.7 million, down from $2.3 million in the prior quarter. Corporate expenses were $14.4 million, essentially unchanged from the prior quarter, and consisted of management fees of $6.9 million and $7.5 million of remaining expenses.

Taxes

PMT recorded a provision for tax expense of $9.5 million, which includes a non-recurring tax expense of $14.0 million primarily from the repricing of deferred tax balances due to state apportionment changes driven by recent legislation. Excluding this non-recurring impact, PMT would have reported an income tax benefit of $4.6 million, driven primarily by fair value declines on interest rate hedges held in PMT’s taxable REIT subsidiary.

***

Management’s slide presentation and accompanying materials will be available in the Investor Relations section of the Company’s website at pmt.pennymac.com after the market closes on Tuesday, July 22, 2025. Management will also host a conference call and live audio webcast at 6:00 p.m. Eastern Time to review the Company’s financial results. The webcast can be accessed at pmt.pennymac.com, and a replay will be available shortly after its conclusion.

Individuals who are unable to access the website but would like to receive a copy of the materials should contact the Company’s Investor Relations department at 818.224.7028.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media	Investors
Kristyn Clark	Kevin Chamberlain
mediarelations@pennymac.com	Isaac Garden
805.395.9943	investorrelations@pennymac.com
818.224.7028

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in interest rates; the Company’s compliance with changing federal, state and local laws and regulations that govern its business; the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets; changes in real estate values, housing prices and housing sales; changes in macroeconomic, consumer and real estate market conditions; the degree and nature of the Company’s competition; the availability of, and level of competition for, attractive risk adjusted investment opportunities in mortgage loans and mortgage related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the Company’s dependence on and potential conflicts with its manager, servicer and their affiliates; the Company’s ability to mitigate cybersecurity risks, cybersecurity incidents and technology disruptions; the development of artificial intelligence; the availability, terms and deployment of short term and long term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’ s investments; the Company’s substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; the Company’s exposure to risks of loss and disruptions in operations resulting from severe weather events, man-made or other natural conditions, including climate change and pandemics; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’ s ownership and rights in the assets in which it invests; increased rates of delinquency, defaults and forbearances and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage backed securities or other investments in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage backed securities or relating to the Company’s mortgage servicing rights and other investments; risks associated with the discontinuation of LIBOR; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the accuracy or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations; the Company’s ability to maintain appropriate internal control over financial reporting; the Company’s ability to detect misconduct and fraud; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market regulatory or other changes that impact government agencies or government sponsored entities, or such changes that increase the cost of doing business with such agencies or entities; federal and state mortgage regulations and enforcement; changes in government support of homeownership and affordability programs; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks volatility in the Company’s industry, the debt or equity markets; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2025	March 31, 2025	June 30, 2024
	(in thousands except share amounts)
ASSETS
Cash	$362,900	$247,941	$130,734
Short-term investments at fair value	108,586	204,158	336,296
Mortgage-backed securities at fair value	3,967,045	4,035,862	4,068,337
Loans acquired for sale at fair value	2,616,251	2,002,207	694,391
Loans held for investment at fair value	4,566,532	3,228,991	1,377,836
Derivative assets	52,964	45,162	90,753
Deposits securing credit risk transfer arrangements	1,064,719	1,087,949	1,163,268
Mortgage servicing rights at fair value	3,739,106	3,770,034	3,941,861
Servicing advances	70,480	84,733	98,989
Due from PennyMac Financial Services, Inc.	14,894	15,155	1
Other	237,642	154,034	178,484

Total assets	$16,801,119	$14,876,226	$12,080,950

LIABILITIES
Assets sold under agreements to repurchase	$6,826,855	$6,202,539	$4,700,225
Mortgage loan participation and sale agreements	8,413	4,576	13,582
Notes payable secured by credit risk transfer and mortgage servicing assets	2,666,133	2,683,368	2,933,845
Unsecured senior notes	875,225	773,122	813,838
Asset-backed financing of variable interest entities at fair value	4,176,128	2,967,631	1,288,180
Interest-only security payable at fair value	36,553	35,954	32,708
Derivative and credit risk transfer strip liabilities at fair value	13,474	17,941	18,892
Accounts payable and accrued liabilities	141,699	105,451	126,314
Due to PennyMac Financial Services, Inc.	30,604	29,198	29,413
Income taxes payable	155,326	147,773	170,901
Liability for losses under representations and warranties	5,064	5,955	13,183

Total liabilities	14,935,474	12,973,508	10,141,081

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest	541,482	541,482	541,482
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 87,016,604, 86,860,960 and 86,760,408 common shares, respectively	870	870	869
Additional paid-in capital	1,925,740	1,924,902	1,923,780
Accumulated deficit	(602,447)	(564,536)	(526,262)

Total shareholders’ equity	1,865,645	1,902,718	1,939,869

Total liabilities and shareholders’ equity	$16,801,119	$14,876,226	$12,080,950

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarterly Periods Ended
	June 30, 2025	March 31, 2025	June 30, 2024
Investment Income
Net gains (losses) on investments and financings	$33,680	$62,313	$(19,743)
Net gains on loans acquired for sale	17,806	12,344	12,160
Loan origination fees	3,385	3,152	2,451
Net loan servicing fees:
From nonaffiliates
Servicing fees	158,238	156,116	164,942
Change in fair value of mortgage servicing rights	(75,128)	(144,590)	(50,556)
Hedging results	(60,637)	(39,944)	(18,365)

	22,473	(28,418)	96,021
From PennyMac Financial Services, Inc.	1,474	1,208	473

	23,947	(27,210)	96,494
Net interest expense:
Interest income	196,481	176,091	151,835
Interest expense	205,149	182,137	171,841

	(8,668)	(6,046)	(20,006)
Other	51	(88)	(158)

Net investment income	70,201	44,465	71,198

Expenses
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	21,645	21,729	20,264
Management fees	6,869	7,012	7,133
Loan fulfillment fees	5,814	5,290	4,427
Professional services	8,362	6,982	2,366
Compensation	2,836	2,970	1,369
Loan collection and liquidation	2,385	1,969	671
Safekeeping	1,228	1,110	961
Loan origination	666	686	533
Other	3,390	3,016	4,865

Total expenses	53,195	50,764	42,589

Income (loss) before provision for (benefit from) income taxes	17,006	(6,299)	28,609
Provision for (benefit from) income taxes	9,472	(15,979)	3,175

Net income	7,534	9,680	25,434
Dividends on preferred shares	10,455	10,455	10,454

Net (loss) income attributable to common shareholders	$(2,921)	$(775)	$14,980

(Loss) earnings per common share
Basic	$(0.04)	$(0.01)	$0.17
Diluted	$(0.04)	$(0.01)	$0.17
Weighted average shares outstanding
Basic	87,012	86,907	86,849
Diluted	87,012	86,907	86,849